Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Current Report on Form 8-K of our report (which contains an explanatory paragraph relating to the Company’s ability to continue as a going concern as described in Note 1 to the financial statements) dated March 19, 2021, relating to the financial statements of GigCapital2, Inc., which appears in the Current Report on Form 8-K of GigCapital2, Inc. dated March 19, 2021.

/s/ BPM LLP

San Jose, California

March 19, 2021